CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 333-178600 on Form N-1A of our report dated April 29, 2019, relating to the financial statements and financial highlights of Aspiriant Trust, comprising the Aspiriant Risk-Managed Equity Allocation Fund, Aspiriant Risk-Managed Municipal Bond Fund, Aspiriant Defensive Allocation Fund, and Aspiriant Risk-Managed Taxable Bond Fund (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the periods ended February 28, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

June 27, 2019